License No. 101855598

Business License

(Duplicate) (1-1)

Unified Social Credit Identifier: 911101053182983370

Enterprise Name: Sheng Yingxin (Beijing) Management Consulting Co., Ltd.

Type of Enterprise: Limited Liability Company (Natural Person Investment or Holding)

Address: Unit 13-14, 1501, Unit 1, Building 1, No. 1, Middle Road of East Third Ring Road, Chaoyang District, Beijing City

Legal Representative: Lin Jianxin

Registered Capital: RMB 150,000,000 yuan

Date of Establishment: September 16th, 2014

Validity Term: From September 16th 2014 to September 15th, 2034

Scope of operation: Enterprise management consulting; business planning; economic and trade consultation; hosting exhibition display; education consultation (not including overseas study advisory and intermediary services); financial advisory (not including audit, verification, evaluation, accounting consultation, accounting agent services which need special approval, issuing of financial statement and audit report, capital verification report, appraisal report and other written materials); Translation service; import and export of technology; import and export agency; import and export of goods. (Enterprises shall choose the operation activities according to relative laws. Business requiring government approval can only be carried out when such approval from relevant department is obtained, and shall not be engaged in the activities which are prohibited and restricted by relative industrial policy.)

Register Institution: Chaoyang Branch of Beijing Administration for Industry and Commerce

(seal)

February 17th, 2016